Exhibit 10.35
Second Amended and Restated
Severance Policy for Domestic Vice Presidents (and Above)
of Russ Berrie and Company, Inc.
Effective December 22, 2008
The Company’s Severance Policy is amended and restated for domestic vice presidents (and above; collectively referred to herein as “VPs”) and is effective December 22, 2008, as follows (as so amended and restated, the “Severance Policy”):
VPs, if terminated by the Company without Cause, are eligible, based on tenure with the Company, for the following severance payment:
o	VPs with less than 1 year of service with the Company would receive 4 months of severance pay

o	VPs with at least 1 year of service but less than 2 years of service with the Company would receive 6 months of severance pay

o	VPs with at least 2 years of service but less than 6 years of service with the Company would receive 8 months of severance pay

o	VPs with at least 6 years of service but less than 10 years of service with the Company would receive 10 months of severance pay

o	VPs with 10 or more years of service with the Company would receive 12 months (i.e., one year) of severance pay
The severance is to be paid at the salary rate (base pay not including bonus(es) or commissions) in effect on the termination date. The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum). Notwithstanding the foregoing, if all or any portion of the severance payments to be made to a VP hereunder (whether alone or in combination with payments from any other plan maintained by the Company) would, in the good faith opinion of the Company, subject the VP to the excise tax and/or interest provisions under Section 409(A) of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance issued thereunder, or any successor similar provision, regulations or guidance (“Section 409A”) if paid in full within six months of the VP’s termination date, the Company shall reduce the amounts payable to such VP hereunder (and from any other plan required to be aggregated with this Severance Policy pursuant to Section 409A) to the maximum amount payable under Section 409A in such six-month period, and all remaining amounts otherwise payable to such VP shall be paid in a lump sum to such VP on the day which is 6 months and 1 day after the applicable termination date. During the severance period, the terminated VP is also entitled, to the extent permitted under the terms of any such plan, to remain on the Company’s (1) health and dental insurance plan (making the same payroll contribution as he/she made, on the date of termination, as an active employee), and (2) all other insurance plans for which he/she was eligible on the date of termination, provided that no reimbursement of such expenses will be made after the VP’s taxable year following the year in which such expense was incurred. In addition, for a period of 60 days, the terminated VP is entitled to use of the Company automobile (or payment of an automobile allowance) or reimbursement of certain automobile expenses, as the case may be, in accordance with the nature and type of automobile perk that the VP had in effect on the date of termination. If the terminated VP obtains gainful employment during his/her severance period, then the severance payments will be terminated effective on the date that he/she begins new employment (the “Cut-Off Date”), provided, however, that such terminated VP will remain entitled to any severance payments not made prior to the Cut-Off Date as a result of the applicability of Section 409A as described above.
Notwithstanding anything herein to the contrary, if in connection with any sale of any substantial line of business of the Company (a “Specified Transaction”): (x) a VP employed within such line of business is offered employment by the purchaser of such line of business (a “Purchaser”) which does not involve a material diminution in the VP’s position, status or authority and which is at an annual base salary level no less than, and with other compensation and benefits at least substantially equivalent in value to, in each case the levels applicable to such VP immediately prior to such sale (and no relocation outside of the New York metropolitan area is required of the VP in connection therewith), (y) such Purchaser either (1) shall have, expressly and unconditionally, assumed and agreed to perform the Company’s obligations under this Severance Policy in the same manner and to the same extent that the Company would be required to perform if no such Specified Transaction had taken place, or (2) maintains a severance policy in which such VP will participate that provides for each type of benefit provided under this Severance Policy at a level equal to or greater than the level provided under this Severance Policy to such VP under at least the circumstances under which such benefit is provided under this Severance Policy (an “Equivalent Policy”), and (z) such Purchaser agrees to maintain this Severance Policy or an Equivalent Policy for a period of at least two years after consummation of a Specified Transaction, no “termination” hereunder shall be deemed to have occurred, and no benefits shall be payable hereunder, whether or not such VP accepts such offered employment.
Notwithstanding anything herein to the contrary, in the event that a VP is terminated without Cause in connection with a Specified Transaction and is not offered employment as described in the preceding paragraph, the severance payments and benefits applicable to such terminated VP will be extended by an additional four months, up to a maximum severance period of twelve months.
As a condition to receiving the severance payment and benefits hereunder, the eligible terminated VP must sign and deliver to the Company the Company’s general form of Release Agreement.
The Company reserves the right to amend, in whole or in part, or terminate, this Severance Policy, provided that no amendment to this Severance Policy will become effective (as to a person covered thereby prior to such amendment) prior to the date that is six months from the date such amendment is approved by the Board of Directors or the Compensation Committee of the Board of Directors of the Company, and further provided that an amendment may become effective earlier if it will result in the avoidance of the excise tax and/or interest imposed under Section 409A without materially diminishing the economic benefit of this Severance Policy to a VP.

In the event that a VP is due payments and benefits under both this Severance Policy and the Company’s Change-in-Control Severance Plan, as amended from time to time (the “CIC Plan”), the VP shall receive the greater of the benefits and payments under the CIC and this Severance Policy, determined on an item-by-item basis. As used in this Severance Policy, “Cause” shall have the meaning assigned to it in the CIC Plan.
This Severance Policy supersedes any other agreement between the Company and a VP that provides for lesser benefits with respect to the type of termination covered hereby in effect on the effective date hereof or thereafter.

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